                                                                      EXHIBIT 24


IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE
________________________________________________)
                                                )
MOORE CORPORATION LIMITED and FRDK,             )
INC.,                                           )
                                                )
                    Plaintiffs,                 )      C.A. No. 95-472
                                                )
     -against-                                  )
                                                )      ANSWER AND
WALLACE COMPUTER SERVICES, INC., ROBERT         )      COUNTERCLAIM
J. CRONIN, THEODORE DIMITRIOU, FRED F.          )
CANNING, WILLIAM N. LANE, III, NEELE E.         )
STEARNS, JR., R. DARRELL EWERS, RICHARD         )
F. DOYLE and WILLIAM E. OLSEN,                  )
                                                )
                    Defendants.                 )
________________________________________________)
                                                )
WALLACE COMPUTER SERVICES, INC.,                )
                                                )
                    Counterclaim-Plaintiff,     )
                                                )
     -against-                                  )
                                                )
MOORE CORPORATION LIMITED, FRDK, INC.,          )
AND RETO BRAUN,                                 )
                                                )
                    Counterclaim-Defendants.    )
________________________________________________)


          Defendants Wallace Computer Services, Inc. ("Wallace"), Robert J. Cronin, Theodore Dimitriou, Fred F. Canning, William N. Lane, III, Neele E. Stearns, Jr., R. Darrell Ewers, Richard F. Doyle, and William E. Olsen (collectively the "Defendants"), answer the Complaint of Plaintiffs Moore Corporation Limited ("Moore") and FRDK, Inc. ("FRDK") as follows:

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                              NATURE OF THE ACTION

          1. Plaintiffs bring this action for injunctive and/or declaratory relief:

          (a) to prevent the application of defendant Wallace Computer Services, Inc.'s ("Wallace") anti-takeover devices and other defensive measures to FRDK's tender offer, proposed merger and proxy solicitation, in violation of fiduciary duties owed to Wallace's stockholders; and

          (b) to prevent Wallace from otherwise impeding FRDK's tender offer, proposed merger and proxy solicitation, which comply with all applicable laws and other obligations.

     ANSWER: Defendants admit that Plaintiffs purport to bring this action for injunctive and/or declaratory relief, but deny that any claim asserted against them in the Complaint has merit and deny the remaining allegations in paragraph 1.

          2. On July 30, 1995, FRDK announced its intention to commence an all-cash tender offer for all outstanding shares of common stock of Wallace, at a price of $56 per share (the "Offer"). The Offer is conditioned on a number of matters, including the removal or inapplicability of certain of Wallace's anti-takeover devices. Moore intends, as soon as practicable following consummation of the Offer, to have Wallace merge with FRDK, or another Moore subsidiary (the "Proposed Merger"). At the same time as it announced the Offer, FRDK announced its intention to commence a proxy solicitation to nominate three individuals to serve as directors of Wallace and to take certain other actions to facilitate consummation of the Offer and Proposed Merger (the "Proxy Solicitation").

     ANSWER: Defendants admit that on July 30, 1995, Plaintiff Moore issued a press release that announced that Moore intended to commence a tender offer for all of the outstanding common stock of Defendant Wallace at a price of $56 per share; that on August 2, 1995, Plaintiff FRDK offered to purchase all outstanding shares of Wallace on terms and conditions set forth in FRDK's Offer to Purchase, dated August 2, 1995 (the "Offer"); and that Plaintiffs have made other public statements relating to the tender offer. Defendants admit that Moore's July 30, 1995 press release referred to "the proxy solicitation that Moore intends to pursue" and that Plaintiffs have made other public statements relating to a proxy solicitation. Defendants are without


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information sufficient to form a belief as to the actual intentions of
Plaintiffs. Defendants further state, as alleged in their Counterclaim against Plaintiffs and Reto Braun, that the Offer and other of the Plaintiffs' and Mr. Braun's public statements contain false and misleading disclosures. Defendants deny the remaining allegations of paragraph 2.

          3.   The Offer is non-coercive and fair to Wallace's stockholders.
The Offer represents a substantial premium over the market price for Wallace shares prior to announcement of the offer. The Offer, Proposed Merger and Proxy Solicitation do not pose any threat to the interests of Wallace's stockholders or to Wallace's corporate policy and effectiveness and should be approved.

     ANSWER:  Defendants deny the allegations of paragraph 3.

          4. Wallace has available to it a variety of defensive measures, including a so-called "Poison Pill" (as referred to in Paragraphs 28-30 below), the Delaware Business Combination Statute, 8 Del. C. Sec. 203 ("Section 203"), and prohibitions against certain business combinations set forth in Article Ninth of Wallace's Restated Certificate of Incorporation ("Article Ninth"), which are designed to limit the ability of Wallace's stockholders' [sic] to consider, accept or approve any tender offer unless Wallace's Board of Directors agrees.

     ANSWER: Defendants admit that (1) the Stockholders Rights Plan of Wallace (the "Plan"), adopted on March 14, 1990 by the Board of Directors of Wallace,
(2) Article Ninth of the Restated Certificate of Incorporation of Wallace, and
(3) Section 203 of the Delaware General Corporation Law, exist. Their terms and application are determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 4.

          5. Wallace's Board of Directors has expressed its opposition to being acquired by Moore and has demonstrated an intent to use defensive measures to block the Offer and Proposed Merger. Since Moore initially approached Wallace concerning a potential business combination, Wallace's Board of Directors has taken specific steps to create additional obstacles to any merger. The Board of Directors may also take steps to block the Proxy Solicitation.

     ANSWER: Defendants deny the allegations of paragraph 5. Defendants further state that the Board of Directors of Wallace has carefully evaluated and considered Plaintiffs' tender offer and, as set forth in Wallace's Schedule 14D-9, dated August 15, 1995, the Board has determined


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that the offer is, among other things, inadequate and not in the best interests of Wallace's shareholders.

          6. Given the nature of the Offer and its substantial value to Wallace's stockholders, the Wallace Board of Directors should not be allowed to deprive the stockholders of the opportunity to decide upon the merits of the Offer for themselves. Use of anti-takeover devices or other defensive measures by Wallace's Board of Directors to obstruct the Offer, Proposed Merger or Proxy Solicitation represents an unreasonable response, in violation of the Board of Directors, fiduciary duties owed to Wallace's stockholders, and will cause plaintiffs and Wallace's stockholders irreparable injury.

     ANSWER:  Defendants deny the allegations of paragraph 6.

                                   THE PARTIES

          7. Plaintiff Moore is an Ontario corporation with its principal place of business in Toronto, Ontario. Moore is in the business of delivering information handling products and services that are both paper-based and electronic-based in order to create efficiency and competitiveness for its customers. Its revenues from consolidated operations in 1994 exceeded $2.4 billion. Moore owns common stock of Wallace.

     ANSWER: Defendants admit that Moore is an Ontario, Canada corporation with its principal place of business in Toronto, Ontario, Canada, and that Moore's July 30, 1995 press release claims that Moore "is a global leader in delivering information handling products and services that create efficiency and enhance competitiveness for customers." Defendants lack sufficient knowledge and information to form a belief whether Moore purchased a de minimus amount of Wallace common stock. Defendants are without information sufficient to form a belief as to the truth of the remaining allegations of paragraph 7 and on that basis denies them.

          8. Plaintiff FRDK is a New York corporation with its principal place of business in Toronto, Ontario. It is a wholly-owned subsidiary of Moore and was incorporated for the purpose of making the Offer and Proxy Solicitation and acquiring all the stock of Wallace. FRDK owns common stock of Wallace.

     ANSWER: Defendants admit that FRDK is a New York Corporation, with its principal place of business in Toronto, Ontario, Canada, is a wholly owned subsidiary of Moore, and was incorporated principally for the purpose of making the Offer and Proxy Solicitation. Defendants lack sufficient knowledge and information to form a belief whether FRDK purchased a de minimus amount of Wallace common stock. Defendants are without information sufficient to form a belief as to the truth of the remaining allegations of paragraph 8 and on that basis denies them.

          9. Defendant Wallace is a Delaware corporation with its principal place of business in Illinois. According to its most recent Form 8-K, Wallace is engaged predominantly in the computer services and supply industry. Wallace provides its customers with a full line of products and services including business forms, commercial and promotional graphics printing, computer labels, machine ribbons, computer hardware and software, computer accessories, office products and electronic forms.

     ANSWER:  Defendants admit the allegations of paragraph 9.

          10. Defendant Robert J. Cronin ("Cronin") is a citizen of Illinois. Since 1992, he has been President and Chief Executive Officer of Wallace. Since November 1992, Cronin has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 10.

          11. Defendant Theodore Dimitriou is a citizen of Illinois. Since November 1972, he has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 11.

          12. Defendant Fred F. Canning is a citizen of Illinois. Since January 1984, he has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 12.

          13. Defendant William N. Lane, III is a citizen of Illinois. Since January 1990, he has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 13.

          14. Defendant Neele E. Stearns, Jr. is a citizen of Illinois. Since January 1990, he has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 14.

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          15.  Defendant R. Darrell Ewers is a citizen of Illinois.  Since
January 1993, he has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 15.

          16. Defendant Richard F. Doyle is a citizen of Illinois. Since October 1971, he has been a member of the Board of Directors of Wallace.

     ANSWER: Defendants admit that Richard F. Doyle has been a member of the Board of Directors of Wallace since October 1971, but deny the remaining allegations of paragraph 16.

          17. Defendant William E. Olsen is a citizen of Illinois. Since June 1979, he has been a member of the Board of Directors of Wallace.

     ANSWER:  Defendants admit the allegations of paragraph 17.

                             JURISDICTION AND VENUE

          18. This Court has jurisdiction of the subject matter of this action pursuant to 28 U.S.C. Section 1332 in that it is a dispute among citizens of different states and a foreign state and the matter in controversy exceeds the sum of $50,000, exclusive of interest and costs.

     ANSWER: Paragraph 18 sets forth a conclusion of law to which no response is necessary, and therefore Defendants neither admit nor deny the allegations of paragraph 18.

          19. Venue is proper in this district pursuant to 28 U.S.C. Section 1391(a) and (c).

     ANSWER: Paragraph 19 sets forth a conclusion of law to which no response is necessary, and therefore Defendants neither admit nor deny the allegations of paragraph 19.

               THE OFFER, PROPOSED MERGER, AND PROXY SOLICITATION

          20. On July 30, 1995, FRDK announced its intention to commence a tender offer for all outstanding shares of Wallace common stock (together with the associated preferred stock purchase rights that were issued in connection with Wallace's Poison Pill) at the price of $56 per share (and associated right) net to the seller in cash, making the value of the proposed transaction approximately $1.3 billion. The Offer is conditioned upon, among other things,
(a) the valid tender of a majority of all outstanding shares of Wallace's common stock on a fully-diluted basis on the date of purchase; (b) the redemption, invalidation or inapplicability of the preferred stock purchase rights under Wallace's Poison Pill; (c) the approval of the acquisition of shares pursuant to the Offer and the Proposed Merger under Section 203 or the inapplicability of such Section to the Offer and Proposed Merger; (d) the Proposed Merger having been approved pursuant to Article Ninth of Wallace's Restated Certificate of Incorporation or the inapplicability of such Article to the Offer and Proposed Merger; and (e) availability of sufficient financing to consummate the Offer and the Proposed Merger.

     ANSWER: Defendants admit that on July 30, 1995 Plaintiff Moore issued a press release that announced that Moore intended to commence a tender offer for all of the outstanding common stock of Wallace at a price of $56 per share, and that on August 2, 1995, FRDK offered to purchase all outstanding shares of Wallace on terms and conditions set forth in the Offer. Defendants state that the July 30, 1995 press release and the Offer speak for themselves. Defendants deny the remaining allegations of paragraph 20.

          21. Moore intends, as soon as practicable following consummation of the Offer, to propose and seek to have Wallace consummate a merger or similar business combination with FRDK or another direct or indirect wholly-owned subsidiary of Moore. The purpose of the Proposed Merger is to acquire all shares not tendered and purchased pursuant to the Offer or otherwise.
Pursuant to the Proposed Merger, each such share (other than those held by stockholders who perfect appraisal rights relative to same) would be converted into the right to receive an amount in cash equal to the price per share paid pursuant to the Offer.

     ANSWER: Defendants are without sufficient information to form a belief as to the truth of the allegations of paragraph 21, which allegations set forth the Plaintiffs' alleged intention to perform certain acts in the future, but state that Moore's July 30, 1995 press release, the Offer, and some of Plaintiffs' other public statements purported to set forth the purpose of the offer and Plaintiffs' plans in the event that they obtain control of Wallace. Defendants deny the remaining allegations of paragraph 21.

          22. FRDK shortly will deliver a written notice to Wallace (the "Notice") of its intention to nominate at Wallace's 1995 Annual Meeting of Stockholders, which Wallace has tentatively scheduled for November 8, 1995 ("1995 Annual Meeting"), three individuals to serve as directors of Wallace (the "Nominees"). In the Notice, FRDK will further indicate its current intent to introduce business at the 1995 Annual Meeting for the purpose of, among other things, (i) removing all of the other present members of Wallace's Board of Directors and (ii) amending Wallace's Amended and Restated Bylaws (the "Bylaws") to fix the number of directors of Wallace at three. The Nominees intend to (a) redeem the preferred stock purchase rights under Wallace's Poison Pill or make it inapplicable to the Offer and Proposed Merger, approve the Offer and

Proposed Merger under Section 203, take any action that is desirable or necessary for the satisfaction of any requirements of the Article Ninth provision and take such other actions and seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and Proposed Merger, or (b) if any other transaction offering more value to Wallace's stockholders is proposed, take actions to facilitate such a transaction, in each case subject to fulfillment of the fiduciary duties they would have as directors of Wallace.

     ANSWER: Defendants admit that on July 31, 1995 Wallace received a letter entitled "Notification of Stockholder's Intent to Nominate Persons For Election to the Board of Directors" from Joseph M. Duane of FRDK, dated July 31, 1995, which was attached as an exhibit to FRDK's August 2, 1995 Schedule 14D-1, and state that any legal effect of the July 31 letter will be determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 22.

          23. Pursuant to its intentions announced in the Notice, FRDK will seek to cause to be delivered to all Wallace stockholders Proxy Solicitation materials relative to the nominations and business to be presented at the 1995 Annual Meeting.

     ANSWER: Defendants are without sufficient information to form a belief as to the truth of the allegations of paragraph 23, which allegations set forth Plaintiffs' alleged intention to perform certain acts in the future, but state that Moore's July 30, 1995 press release, the Offer, and some of Plaintiffs' other public statements purported to set forth the purpose of the offer and Plaintiffs' plans in the event they obtain control of Wallace and that on September 12, 1995, Moore filed a preliminary Proxy Statement with the Securities and Exchange Commission ("SEC") and sent a proxy solicitation letter to Wallace stockholders. Defendants deny the remaining allegations of paragraph 23.

          24. FRDK's Offer is clearly in the best interests of Wallace's stockholders. It is an all-cash offer, available to all Wallace stockholders, for all outstanding shares. It is not "front-end loaded" or otherwise coercive in nature. Moreover, it provides Wallace's stockholders with the opportunity to realize a substantial premium over the market price of their shares prior to announcement of the Offer. On the last New York Stock Exchange trading day before announcement of FRDK's intention to commence the Offer, the closing price of Wallace shares


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

was $44 per share. The Offer price represents a premium of $12 per share (or 27%) over the market price of the shares immediately prior to announcement of FRDK's intention to commence the Offer, or $16.50 per share (or 42%) over the average of the market price of the shares ($39.50 per share) for the thirty days immediately prior to such announcement.

     ANSWER: Defendants admit that Plaintiffs have made an offer to purchase all of the outstanding common stock of Wallace at a price of $56 per share. Defendants further admit that the closing price of Wallace's shares on the New York Stock Exchange on July 28, 1995 was $44 per share. Defendants state that the $56 per share offer is, among other things, inadequate and not in the best interests of Wallace's shareholders. Defendants deny the remaining allegations of paragraph 24.

          25. The Offer, Proposed Merger and Proxy Solicitation do not pose any threat to the interests of Wallace's stockholders or to Wallace's corporate policy and effectiveness.

     ANSWER:  Defendants deny the allegations of paragraph 25.

          26. The Offer, Proposed Merger and Proxy Solicitation comply or will comply with all applicable laws and other obligations, including, without limitation, the securities laws, the antitrust laws, and all other legal obligations to which plaintiffs are subject. The offering documents will fairly disclose all information material to the decision of Wallace's stockholders whether to accept or reject the Offer, in compliance with plaintiffs' obligations under the securities laws. Plaintiffs will also make any filings required by the Hart-Scott-Rodino Act. The Offer, Proposed merger and Proxy Solicitation are lawful under the antitrust laws.

     ANSWER: Defendants deny the allegations of paragraph 26. The Offer, Proposed Merger and Proxy Solicitation have not complied with and will not comply with all applicable laws. The Offer, Proposed Merger and Proxy Solicitation violate Section 7 of the Clayton Act, 15 U.S.C. Section 18. For purposes of Section 7, the sale of business forms to large, forms-intensive customers with multiple locations constitutes a relevant product market. Within this product market, the relevant geographic market is the United States of America. For most customers in this market, Wallace, Moore and The Standard Register Company are the only acceptable vendors within the market. The Offer and Proposed Merger, if successful, would violate Section 7 by reducing competition within this


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

relevant product and geographic market from 3 suppliers to 2 suppliers. Wallace would be eliminated as one of the current three suppliers. The Proxy Solicitation seeks to accomplish the same result. As a result, the Offer, Proposed Merger and Proxy Solicitation cannot and will not comply with the antitrust laws of the United States. The Offer, the Proxy Solicitation and other public statements of the Plaintiffs and Mr. Braun have not complied with the securities laws of the United States. Specifically the Offer, the Proxy Solicitation and other public statements by Plaintiffs and Mr. Braun have repeatedly contained false and misleading disclosures which violate Sections 14(a), (d) and (e) of the Securities Exchange Act and applicable rules and regulations.

          27. The Offer and Proposed Merger cannot be completed successfully unless the Wallace Board of Directors agrees to remove or make inapplicable Wallace's anti-takeover devices or allows the Proxy Solicitation to proceed unhindered. The application of such anti-takeover devices to the Offer and Proposed Merger or the attempt to interfere with such Proxy Solicitation by Wallace's Board of Directors in the circumstances of the instant case would be an unreasonable, disproportionate and draconian response, in breach of the Wallace Board of Directors fiduciary duties.

     ANSWER: Defendants admit that the Plan, Article Ninth of the Restated Certificate of Incorporation of Wallace, and Section 203 of the Delaware General Corporation Law, exist. Their terms and application are determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 27.



                          WALLACE'S DEFENSIVE MEASURES

     A.   THE POISON PILL


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          28.  On March 14, 1990, Wallace's Board of Directors adopted a
Preferred Stockholder Rights Plan (the "Poison Pill") which effectively allows the Board of Directors to block unilaterally any acquisition offers, even those providing substantial benefit to Wallace's stockholders.

     ANSWER: Defendants admit that Wallace's Board of Directors adopted a Stockholder Rights Plan on March 14, 1990, the terms of which are described in the Plan. Defendants deny the remaining allegations of paragraph 28.

          29. By virtue of the Poison Pill, Wallace's Board of Directors declared a dividend of one preferred stock purchase right per share of common stock (a "Right"), payable to each of Wallace's stockholders of record as of March 28, 1990. Each Right entitles the registered holder thereof to purchase from Wallace, following the Distribution Date (as defined in the Poison Pill), one two-hundredth of a share of Wallace's Series A, Preferred Stock at an exercise price of $115. Furthermore, following the occurrence of certain other events, including the acquisition of 20% or more of Wallace's common stock, each holder of a Right will be able to exercise that Right and purchase common stock of Wallace (or the surviving company in the event of merger) at half-price. Because any current acquiror of 20% or more of Wallace's common stock would not be entitled to exercise Rights in its possession, the dilutive effect of the Poison Pill, if implemented, on the value of such acquiror's common stock is overwhelming. Because of this prohibitive economic consequence, the Poison Pill effectively precludes the Proposed Merger.

     ANSWER: Defendants admit that Wallace's Board of Directors adopted a Stockholder Rights Plan on March 14, 1990, the terms of which are set forth in the Plan. Plaintiffs deny the remaining allegations of paragraph 29.

          30. Wallace's Board of Directors can redeem the Rights at a redemption price of $.01 per Right, or alternatively, can amend the Poison Pill to make the Rights inapplicable to the Offer and the Proposed Merger. Given the nature and value of the Offer, a proper exercise of the Wallace Board of Directors' fiduciary duties would require it to redeem the Rights, or amend the Poison Pill to make the Rights inapplicable to the Offer and Proposed Merger, to enable stockholders to decide upon the merits of the Offer for themselves.

     ANSWER: Defendants admit that Wallace's Board of Directors adopted a Stockholder Rights Plan on March 14, 1990, the terms of which are set forth in the Plan. Plaintiffs deny the remaining allegations of paragraph 30.

     B.   DELAWARE BUSINESS COMBINATION STATUTE, SECTION 203


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

          31. Section 203, entitled "Business Combinations With Interested Stockholders," applies to any Delaware corporation that has not opted out of the statute's coverage. Wallace has not opted out of the statute's coverage.

     ANSWER: Defendants state that the terms of Section 203 of the Delaware General Corporation Law are set forth in Section 203 and that Wallace's Board of Directors has taken no action that would render Section 203 inapplicable to FRDK's tender offer for the outstanding shares of Wallace. Defendants deny the remaining allegations of paragraph 31.

          32. Section 203 was designed to impede coercive and inadequate tender offers. Section 203 provides that if a person acquires 15% or more of a corporations voting stock (thereby becoming an "Interested stockholder"), such interested stockholder may not engage in a "business combination" with the corporation (defined to include a merger or consolidation) for three years after the interested Stockholder becomes such, unless: (i) prior to the 15% acquisition, the corporation's board of directors has approved either the acquisition or the business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it crosses the 15% threshold, or (iii) on or subsequent to the date of the 15% acquisition, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of the corporation's stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     ANSWER: Defendants state that the terms of Section 203 of the Delaware General Corporation Law are set forth in Section 203. The effect of Section 203 will be determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 32.

          33. Because a proper exercise of the Wallace Board of Directors' fiduciary duties would require it to approve the Offer, Section 203 should not be applicable. Wallace's Board of Directors should not use Section 203 to obstruct the Offer, which is non-coercive, offers Wallace's stockholders a substantial premium for their shares, and poses no threat to the interests of Wallace's stockholders or to Wallace's Corporate policy and effectiveness.

     ANSWER:  Defendants deny the allegations of paragraph 33.


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

     C.   ARTICLE NINTH OF WALLACE'S RESTATED CERTIFICATE OF INCORPORATION


          34. Article Ninth of Wallace's Restated Certificate of Incorporation, entitled "Certain Business Combinations" is designed to impede coercive and inadequate tender offers.

     ANSWER: Defendants state that the terms of Article Ninth of the Restated Certificate of Incorporation of Wallace are set forth in Article Ninth. Defendants deny the remaining allegations of paragraph 34.

          35. Article Ninth purports to prohibit certain business combinations (each, an "Article Ninth Transaction) between Wallace and any "Interested Shareholder" (defined generally as any person that directly or indirectly is (i) entitled to exercise or direct the exercise or is the owner of 20% or more of the outstanding voting power of Wallace, or (ii) is an affiliate of such person and at any time immediately prior to the date in question was entitled to exercise or direct the exercise of 20% or more of tire outstanding voting power of Wallace, or (iii) an assignee of any Shares during the two year period immediately prior to the date in question beneficially owned by an Interested Shareholder) unless the affirmative vote of at least 80% of the combined voting power of the then outstanding shares of stock of Wallace entitled to vote generally in the election of directors is obtained.

     ANSWER: Defendants state that the terms of Article Ninth of the Restated Certificate of Incorporation of Wallace are set forth in Article Ninth. The effect of Article Ninth will be determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 35.

          36. An Article Ninth Transaction may avoid the 80% stockholder approval requirement it either (a) the Article Ninth Transaction is approved by a majority of the Disinterested Directors (as defined in Wallace's Restated Certificate of Incorporation), or (b) certain "fair price" provisions are complied with. The Article Ninth restrictions do not apply to an Article Ninth Transaction if such transaction is approved by a resolution of the Board of Directors of Wallace adopted prior to the date on which the Interested Shareholder became an Interested Shareholder.

     ANSWER: Defendants state that the terms of Article Ninth of the Restated Certificate of Incorporation of Wallace are set forth in Article Ninth. The effect of Article Ninth will be determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 36.

          37. Because a proper exercise of the Wallace Board of Directors' fiduciary duties would require it to approve FRDK's Offer, Article Ninth's prohibition on certain business combinations should not be applicable. Article Ninth should not be used by the Wallace Board of Directors to obstruct the Offer, which is non-coercive, offers Wallace's stockholders a substantial premium for their shares, and poses no threat to the interests of Wallace's stockholders or to Wallace's corporate policy and effectiveness.

     ANSWER:  Defendants deny the allegations of paragraph 37.

                              WALLACE'S OPPOSITION

          38. Wallace's Board of Directors has expressed its opposition to an acquisition of Wallace by Moore. In February 1995, Moore attempted to initiate discussions with Wallace regarding a possible business combination between Moore and Wallace. In response, defendant Cronin, the President and CEO of Wallace, advised Mr. Reto Braun, Chairman of Moore, that Wallace's Board of Directors had considered Moore's proposal, was not interested in any such combination and would not pursue the matter further. All efforts by Moore to engage in further discussions with Wallace concerning a possible business combination with Moore since that time have been rebuffed by Wallace.

     ANSWER: Defendants deny the allegations of paragraph 38. Defendants further state as follows: In February 1995, Mr. Braun of Moore wrote to Mr. Cronin of Wallace inviting Mr. Cronin to begin discussions about a possible combination of Wallace and Moore. On March 8, 1995, the Board of Directors of Wallace discussed Mr. Braun's letter and Moore's interest in pursuing a possible transaction with Wallace. On March 9, 1995, Mr. Cronin attempted to speak to Mr. Braun by telephone, but was informed that Mr. Braun was out of the office. On March 14, Mr. Cronin again called Mr. Braun and this time was able to reach him. During that telephone conversation, Mr. Braun stated that Moore would only pursue a transaction with Wallace on a friendly basis. Mr. Cronin informed Mr. Braun that Wallace was not for sale because Wallace was successfully pursuing its corporate strategy and saw no reason to depart from that strategy. Mr. Cronin nonetheless offered to meet with Mr. Braun. Mr. Braun replied that such a meeting was unnecessary and that Wallace should "consider the situation closed." On April 18, 1995, Mr. Braun and Mr. Cronin met and spoke to each other at an industry conference in New York City; during the conversation, Mr. Braun suggested that the two meet for lunch, and Mr. Cronin replied that he would be willing to do so. In the following weeks, Mr. Braun's secretary contacted Mr. Cronin's secretary and scheduled an August 8, 1995 lunch meeting between Mr. Cronin and Mr. Braun. On June 28, 1995, Mr. Braun failed to appear at a meeting of the International Business Forms Institute, at which Mr. Braun knew that Mr. Cronin would be in attendance.

          39. In addition to its expressed opposition to a business combination with Moore, Wallace's Board of Directors has taken specific steps since Moore's initial approach in February 1995 to create additional obstacles to any merger. Under a Bylaw provision purportedly adopted in June 1995, in probable response to Moore's previous approaches, and publicly disclosed only two weeks ago, any business to be raised by a stockholder at the annual meeting must now be presented sixty (60) days before the meeting. Also in probable response to Moore's previous approaches, the Board of Directors approved a "golden parachute" employment contract with defendant Cronin, which among other things, provides that defendant Cronin will receive millions of dollars from Wallace, including reimbursement of tax penalties, in the event of a takeover and a change in his job duties. Such contract is purportedly retroactive to January 1995.

     ANSWER: Defendants state that the terms of the Bylaws of Wallace and the Employment Agreement between Wallace and Robert J. Cronin, dated January 1, 1995, are set forth in the Bylaws and in the Employment Agreement. The effect of the Bylaws and the Employment Agreement will be determined by reference to applicable law. Defendants deny the remaining allegations of paragraph 39.

          40. In light of Wallace's expressed opposition to any proposed business combination with Moore, and its actions since Moore's initial approach in February 1995 to create additional obstacles to any such merger, unless enjoined by this Court, Wallace's Board of Directors will use Wallace's numerous defensive measures to block the Offer and Proposed Merger and may take steps to block the Proxy Solicitation, all in violation of its fiduciary duties to Frederick's [sic] stockholders.

     ANSWER:  Defendants deny the allegations of paragraph 40.

                               IRREPARABLE INJURY

          41. Plaintiffs do not have an adequate remedy at law. Only through the exercise of the Court's equitable powers will plaintiffs and Wallace's other stockholders be protected from immediate and irreparable injury. Unless the Court enjoins the application of Wallace's anti-takeover devices to FRDK's Offer and enjoins Wallace from impeding the Offer, Proposed Merger and Proxy Solicitation by any other measures, Wallace's stockholders will be deprived of the opportunity to decide for themselves whether or not to accept the Offer. Moreover, FRDK will be precluded from consummating the Offer, which is conditioned on the removal or inapplicability of Wallace's anti-takeover devices, will be denied any meaningful access to or control over Wallace, and will be hindered in or prevented from exercising its fundamental stockholder rights under Delaware law. Should that occur, plaintiffs will have lost the unique opportunity to acquire Wallace, and Wallace's other stockholders will have lost the opportunity to sell their shares for a substantial premium.

     ANSWER:  Defendants deny the allegations of paragraph 41.

                       AS AND FOR A FIRST CAUSE OF ACTION
                              (INJUNCTIVE RELIEF)

          42. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 41 above, as if fully set forth herein.

     ANSWER: Defendants hereby incorporate their responses to all of Plaintiffs' allegations set forth in paragraphs 1 through 41.

          43. FRDK's Offer is non-coercive and nondiscriminatory; it is fair to Wallace's stockholders; and it represents a substantial premium over the market price of Wallace shares prior to the announcement of FRDK's intention to commence the Offer. The Offer, Proposed Merger and Proxy Solicitation comply with all applicable laws and other obligations -- including, without limitation, the securities laws, the antitrust laws, and all other legal obligations to which plaintiffs are subject -- and pose no threat to the interests of Wallace's stockholders or to Wallace's corporate policy or effectiveness. Use of Wallace's anti-takeover devices or any other defensive measures to prevent Wallace's stockholders from deciding for themselves whether or not to accept the Offer or Proxy Solicitation is not proportionate, nor within the range of reasonable responses to the Offer, Proposed Merger or Proxy Solicitation, and is a breach or the Board of Director's fiduciary duties to Wallace's stockholders.

     ANSWER:  Defendants deny the allegations of paragraph 43.

          44.  Plaintiffs do not have adequate remedy at law.

     ANSWER:  Defendants deny the allegations of paragraph 44.

                       AS AND FOR A SECOND CAUSE OF ACTION
                             (DECLARATORY JUDGMENT)

          45. Plaintiffs repeat and reallege each and every allegation contained in paragraphs 1 through 44 above, as if fully set forth herein.

     ANSWER: Defendants hereby incorporate their responses to all of Plaintiffs allegations set forth in paragraphs 1 through 44.

          46. The Offer, Proposed Merger and Proxy Solicitation comply or will comply with all applicable laws and other obligations, including, without limitation, the securities laws, the antitrust laws, and all other legal obligations to which plaintiffs are subject. Given the nature of the Offer and its benefits, Wallace should assist plaintiffs in obtaining any necessary regulatory approvals. In any event, Wallace should not be permitted to attempt to delay consummation of the Offer, Proposed Merger or Proxy Solicitation. To prevent any unnecessary impediment to consummation of the Offer, Proposed Merger and Proxy Solicitation, plaintiffs seek a declaratory judgment that the Offer, Proposed Merger and Proxy Solicitation comply with all applicable laws and other obligations.

     ANSWER: Defendants deny the allegations of paragraph 46. The Offer, Proposed Merger and Proxy Solicitation have not complied with and will not comply with all applicable laws. The Offer, Proposed Merger and Proxy Solicitation violate Section 7 of the Clayton Act, 15 U.S.C. Section 18. For purposes of Section 7, the sale of business forms to large, forms-intensive customers with multiple locations constitutes a relevant product market. Within this product market, the relevant geographic market is the United States of America. For most customers in this market, Wallace, Moore and The Standard Register Company are the only acceptable vendors within the market. The Offer and Proposed Merger, if successful, would violate Section 7 by reducing competition within this relevant product and geographic market from 3 suppliers to 2 suppliers. Wallace would be eliminated as one of the current three suppliers. The Proxy Solicitation seeks to accomplish the same result. As a result, the Offer, Proposed Merger and Proxy Solicitation cannot and will not comply with the antitrust laws of the United States. The Offer, the Proxy Solicitation and other public statements of the Plaintiffs and Mr. Braun have not complied with the securities laws of the United States. Specifically the Offer, the Proxy Solicitation and other public statements by Plaintiffs and Mr. Braun have repeatedly contained false and misleading disclosures which violate Sections 14(a), (d) and (e) of the Securities Exchange Act and applicable rules and regulations.

          47.  Plaintiffs do not have an adequate remedy at law.

     ANSWER:  Defendants deny the allegations of paragraph 47.

                              AFFIRMATIVE DEFENSES

          In further answer to Plaintiffs' Complaint, Defendants state that Plaintiffs' claims are barred in whole or part by the following.

                                  FIRST DEFENSE

          Plaintiffs have failed to state a cause of action upon which relief can be granted.

                                 SECOND DEFENSE

          Plaintiffs' claims are barred by the doctrines of waiver, estoppel, and unclean hands.

                                  THIRD DEFENSE

          Plaintiffs' proposed conduct, if successful, would violate the antitrust laws for the reasons more specifically described in Paragraphs 26 and 46 of this Answer.

                                 FOURTH DEFENSE

          Plaintiffs' proposed conduct, if successful, would violate the securities laws for the reasons more specifically described in Paragraphs 26 and 46 of this Answer.

                                  FIFTH DEFENSE

          The Complaint is not properly justiciable in this Court because the complaint was not ripe when filed and because Plaintiffs' premature filing of an unripe complaint deprived this case of any priority of treatment under the "first-filed" rule in view of the pendency of Defendent Wallace Computer Services, Inc. properly and timely filed complaint against the Plaintiffs filed in the United States District Court for the Southern District of New York.

                                  SIXTH DEFENSE

          The Complaint must be dismissed because of Plaintiffs' inequitable and improper conduct.

          WHEREFORE, Defendants request judgment in their favor dismissing the Complaint in its entirety, together with costs and disbursements, and such other and further relief as the Court may deem just and proper.

                                  COUNTERCLAIM

          Defendant and Counter-Plaintiff Wallace Computer Services, Inc. ("Wallace"), for its Counterclaim against Plaintiff and Counter-Defendant Moore Corporation Limited ("Moore"), Plaintiff and Counter-Defendant FRDK, Inc. ("FRDK"), and additional Counter-Defendant Reto Braun alleges as follows:

                           NATURE OF THE COUNTERCLAIM

          1. Moore and FRDK have launched a hostile $56 per share tender offer for Wallace, its most successful and tenacious competitor in the business forms industry. They have also initiated a proxy solicitation to replace Wallace's Board of Directors at the next annual meeting with directors who have pledged to accept the $56 offer. Wallace's Board of Directors has rejected this offer as inadequate because of Wallace's record of exceptional financial performance, its reputation as a provider of superior products and services and its position in the industry as a technological leader and innovator, as well as other factors, including the probability that the offer, if consummated, may violate the antitrust laws of the United States. This action seeks to do two things.

          2. First, this action seeks a declaration that the tender offer for Wallace, if consummated, would violate Section 7 of the Clayton Act, and seeks to preliminarily and permanently enjoin Moore and FRDK from acquiring any voting securities of Wallace. Moore and Wallace are direct competitors in the market for the sale of business forms to large, forms-intensive customers with multiple locations. In that market, the effect of an acquisition of Wallace by Moore would be to change a three-firm market into a two-firm market.

          3. Second, this action seeks to enjoin Moore, FRDK and Reto Braun, Moore's Chairman and Chief Executive Officer, from making manipulative and misleading disclosures to the press and investors. In their false and misleading media campaign, Moore, FRDK and Mr. Braun have deliberately misrepresented the character and significance of prior contacts between the parties; failed to disclose a pledge only to pursue a friendly business combination with Wallace; have falsely stated that Wallace enhanced its takeover defenses in response to earlier contacts with Moore; and have failed to disclose the substantial antitrust obstacles presented by the proposed merger. In a flagrant violation of SEC Rule 14a-9, Moore, FRDK and Mr. Braun have also made false and misleading predictions concerning the future market value of Wallace's common stock and unlawfully impugned the integrity of Wallace's successful management team and Board of Directors.

                                   THE PARTIES

          4. Wallace is a Delaware corporation with its principal place of business in Hillside, Illinois. Founded in Chicago in 1908, Wallace is one of the largest United States manufacturers and distributors in the computer services and supply industry. More specifically, Wallace sells a broad line of products and services including business forms, commercial and promotional graphics printing, computer labels, machine ribbons, computer hardware and software, computer accessories, office products and electronic forms. Wallace has a reputation in the industry as a technological leader and innovator both in the application of computer applications to traditional paper business forms and in the area of customer service, delivery and inventory monitoring systems.

          5. Moore is a corporation organized under the laws of the Province of Ontario, Canada with its principal place of business in Toronto, Ontario, Canada. Moore is a direct competitor of Wallace in the sale of business forms, products and services that are both paper and electronically based. In recent years, Wallace has beaten Moore in head to head competition to service numerous large accounts, including ITT Automotive, Rubbermaid, and American Airlines.

          6. FRDK is a New York corporation with its principal place of business in Toronto, Ontario, Canada. It is a wholly owned subsidiary of Moore and purportedly was incorporated for the purpose of making the tender offer and proxy solicitation for Wallace.

          7. Reto Braun has been Chairman of Moore's Board of Directors since April 1995 and Chief Executive Officer of Moore since September 1993. On information and belief, Mr. Braun is a citizen of Switzerland. In the United States, Mr. Braun maintains a permanent residence at 101 Pembroke Drive, Lake Forest, Illinois and an office at 275 Field Drive, Lake Forest, Illinois. Mr. Braun is named in this Counterclaim as an additional party under Rule 13(h) of the Federal Rules of Civil Procedure. He is a direct and primary participant in the wrongful conduct alleged in Counts II and III of this Counterclaim as well as a "controlling person" of Plaintiffs Moore and FRDK under Section 20 of the Securities Exchange Act, 15 U.S.C. Section 78t(a).

          8. At all times relevant to this Counterclaim, Mr. Braun possessed the power to direct the management and policies of Moore and FRDK and was involved in the composition, review, approval and dissemination of public statements, including SEC filings, made by Moore and FRDK relating to the tender offer and proxy solicitation. Throughout the relevant period, on information and belief, Mr. Braun continuously exercised power and influence to cause Moore and FRDK to engage in the illegal practices complained of herein, including those directly undertaken by Mr. Braun himself.



                             JURISDICTION AND VENUE

          9. Jurisdiction over Count I of this action arises under Section 7 of the Clayton Act, 15 U.S.C. Section 18. This Court has subject matter jurisdiction of Count I pursuant to 15 U.S.C. Section 26, 28 U.S.C. Sections 1331 and 1337. Jurisdiction over Counts II and III of this action arises under
Section 27 of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C.
Section 78aa and 28 U.S.C. Sections 1331, 1367 and 2201.

          10. Venue is proper in this District under 28 U.S.C. Section 1391(b) and with respect to Count I under Section 4 of the Clayton Act, 15 U.S.C.
Section 15, and with respect to Counts II and III under Section 27 of the Exchange Act, 15 U.S.C. Section 78aa.

                                    COUNT ONE

                       THE THREATENED ANTITRUST VIOLATION

          11. In a Tender Offer Statement on Schedule 14D-1 dated August 2, 1995, Moore and FRDK disclosed a tender offer to purchase all outstanding voting securities of Wallace.

          12. Pursuant to this tender offer, Moore, through its wholly-owned New York subsidiary, FRDK, intends to acquire Wallace.

          13. Moore and Wallace compete in a number of businesses, including the manufacture and sale of business forms (examples of which include Federal Express shipping forms, brokerage firm trade confirmation forms, and the printed paper stock on which telephone bills are generated).

          14. For antitrust purposes, the sale of business forms to large, forms-intensive customers with multiple locations constitutes a relevant product market. Examples of such customers would be Federal Express and K-Mart. Within this product market, the relevant geographic market is the United States of America.

          15. Large, forms-intensive customers with multiple locations typically require a forms vendor with the following characteristics:

          a. sufficient forms manufacturing capability across several regions of the United States to satisfy their needs;

          b. distribution capability across several regions of the United States to deliver multiple types of forms to hundreds of locations on short notice (the consequence of a supply disruption often being the cessation of the customer's business); and

          c. the information systems capability to provide centralized billing, reporting, and control for such shipments.

          16. For most customers in the relevant product and geographic market, the only acceptable vendors are Wallace, Moore, and The Standard Register Company.

          17. For these customers, the effect of an acquisition of Wallace by Moore would be to change a three-firm market into a two-firm market.

          18. The key impediment to entry into this business is the development of the information services capability needed to support the required distribution and billing capabilities. Wallace has spent more than a decade developing its system, and did so internally. A new entrant would be unable to purchase the required information services capability and would need to spend a period of years attempting to develop it.

          19. If Moore were to acquire Wallace, the effect of such acquisition may be substantially to lessen competition in the relevant product and geographic market, thus violating Section 7 of the Clayton Act, 15 U.S.C.
Section 18.

          20. Unless Moore and FRDK are enjoined, Wallace will suffer irreparable harm as a result of the above stated actions, including, INTER ALIA, loss of independent decisionmaking authority, loss of trade secrets, loss of employees, and loss of customers. Wallace has no adequate remedy at law.

                                    COUNT TWO

                          VIOLATIONS OF THE SECURITIES
                         LAWS RELATING TO TENDER OFFERS

          21. Wallace repeats and realleges its allegations in paragraphs 1 - 20 as if set forth fully herein.

PRELIMINARY INQUIRIES CONCERNING THE POSSIBILITY
OF DISCUSSIONS BETWEEN WALLACE AND MOORE

          22. On or about February 16, 1995, a representative of Lazard Freres & Co. LLC ("Lazard") contacted Neele E. Stearns, Jr., a member of Wallace's Board of Directors and a personal acquaintance of the Lazard representative, and inquired whether a Wallace representative would be willing to meet with Mr. Braun to discuss a possible business combination on a friendly basis involving Moore and Wallace. Mr. Stearns replied that he would communicate with Wallace representatives and then follow up with the Lazard representative.

          23. On February 21, 1995, Mr. Stearns contacted the Lazard representative and informed him that Mr. Braun or a representative of Lazard should communicate in writing directly with Robert J. Cronin, the President and Chief Executive Officer of Wallace, in the event they wished to raise the possibility of discussing a business combination.

          24. On or about February 24, 1995, Mr. Braun sent a letter to Mr. Cronin, which provided in part as follows:

          "As a result of recent discussions between our financial advisor, Lazard Freres, and Mr. Neele Stearns of your Board of Directors, it has been suggested that I communicate directly with you in this manner."

                               *     *     *     *

          "I would welcome to begin discussions with you, on a strictly confidential basis, to explore the possibility of a combination of our companies. We are very flexible in our thinking as to the form such a combination might take.
          After you have had a chance to discuss this with your Board, I would be most happy to meet with you to share our respective views. . . .  I look forward to hearing from
          you."

          25. On or about March 8, 1995, at a regularly scheduled meeting of Wallace's Board of Directors, the Board discussed the February 24 letter of Mr. Braun and Moore's interest in pursuing a possible transaction with the Company.

          26. On or about March 9, 1995, Mr. Cronin attempted to reach Mr. Braun by telephone, but was advised that he would be out of his office until March 14.

MOORE PLEDGES TO PURSUE ONLY A FRIENDLY TRANSACTION

          27. During the various communications between representatives of Wallace and representatives of Moore in February and March 1995, Moore stated at least three times that it was only interested in pursuing a friendly deal with Wallace.

          28. In the initial February 16 telephone call between the Lazard representative and Mr. Stearns, the Lazard representative inquired whether a Wallace representative would be willing to discuss a business combination on a friendly basis with Moore.

          29. On or about March 14, Mr. Cronin contacted Mr. Braun by telephone. At the outset of the telephone conversation, Mr. Cronin stated that the telephone call would not have been made if Wallace had not received Lazard's assurances that Moore would only proceed on a friendly basis. Mr. Braun agreed completely and stated that Moore would only pursue a transaction on a friendly basis. Mr. Cronin informed Mr. Braun that Wallace was successfully pursuing its corporate strategy, saw no reason to depart from it and that, accordingly, Wallace was not for sale. However, Mr. Cronin stated he was nevertheless prepared to meet with Mr.

Braun if he still desired to do so. Mr. Braun stated that such a meeting was unnecessary and that Wallace should "consider the situation closed."

          30. On March 22, Mr. Stearns briefly visited the offices of the Lazard representative to confirm that the representative was aware of the March 14th telephone conversation between Mr. Braun and Mr. Cronin. The Lazard representative once again stated that Moore would only pursue a friendly transaction.

MR. CRONIN AND MR. BRAUN AGREE TO HAVE LUNCH

          31. On April 18, 1995, Mr. Cronin and Mr. Braun met each other at an industry conference in New York City. Mr. Braun suggested that the two should meet for lunch to discuss certain matters unrelated to a business combination. Mr. Cronin stated that he would be willing to have lunch and that Mr. Braun should contact him to set up a date. Both are residents of the Chicago metropolitan area.

          32. In the following weeks, Mr. Braun's secretary contacted Mr. Cronin's secretary several times to arrange a lunch meeting for Messrs. Braun and Cronin. Ultimately the secretaries scheduled the lunch between Mr. Braun and Mr. Cronin for August 8, 1995. When Moore launched its hostile tender offer, this lunch date was still scheduled.

          33. On or about June 28, 1995, Mr. Braun failed at the last minute to attend a dinner in Itasca, Illinois sponsored by the International Business Forms Institute. Mr. Braun knew that Mr. Cronin would be in attendance and if he had wanted to speak with Mr. Cronin on any appropriate subject, Mr. Cronin would have been available before, during or after the dinner.

THE FALSE AND MISLEADING MEDIA CAMPAIGN
CONDUCTED BY MR. BRAUN, MOORE AND FRDK

          34. On the evening of Sunday, July 30, 1995, Mr. Braun called Mr. Cronin from New York and left a recorded message on Mr. Cronin's home answering machine stating that Moore and FRDK were going to make a tender offer for Wallace.

          35. At approximately 10:30 p.m. on Sunday, July 30, 1995, a messenger slipped a letter from Mr. Braun under the front door at Mr. Cronin's residence stating that Moore and FRDK were commencing a hostile tender offer to purchase all of Wallace's common stock at $56 per share and that Moore and FRDK would solicit proxies for Wallace's annual meeting to replace the existing Board of Directors with directors who would accept the $56 offer.

          36. Sometime earlier on Sunday, July 30, 1995, Moore, FRDK and Mr. Braun commenced a carefully calculated media campaign, in connection with the hostile tender offer and proxy campaign, to manipulate and mislead Wallace investors concerning the character and significance of prior discussions between the companies with respect to the possibility of a business combination; Wallace's responses to those discussions; and the facts relating to any antitrust obstacles to the tender offer.

          37. Statements made in the media campaign also falsely portrayed Wallace as unwilling even to meet with Moore's representatives. As the foregoing Paragraphs 22-33 make clear, this portrayal was directly contrary to the actual facts as Moore, FRDK and Mr. Braun knew. In fact, at the time Moore, FRDK and Mr. Braun commenced misleading the press and Wallace's investors, the lunch between Mr. Braun and Mr. Cronin that had been scheduled was less than nine days away.

          38. On July 30, Mr. Braun launched the false and misleading media campaign on behalf of Moore and FRDK by giving interviews to The Wall Street Journal, The New York Times and The Globe and Mail, among others. During these interviews, Mr. Braun knowingly made various false and misleading statements of fact in connection with the tender offer. Copies of articles based on these interviews are attached as
Exhibit 1 hereto.

          39. In his July 30 interview with The Wall Street Journal, Mr. Braun stated that Moore's unsolicited bid for Wallace came after "six or seven" attempts to discuss a possible acquisition since February when Mr. Braun contended that Wallace had rejected a proposal about a possible acquisition. On information and belief, Mr. Braun deliberately failed to disclose to The Wall Street Journal: (1) that in the earlier discussions, Mr. Braun and Moore had pledged at least three times not to launch a hostile offer; (2) that at the conclusion of the March 14 telephone call, Mr. Braun stated that the situation was closed; and (3) that almost all of the "attempts" since March to "discuss a possible business combination" were calls from his secretary to Mr. Cronin's secretary trying to schedule a lunch -- a lunch which in fact, was scheduled to occur on August 8, 1995. All of these facts were necessary to make the actual facts disclosed by Mr. Braun in The Wall Street Journal interview not misleading.

          40. Likewise, in his July 30 interview with The New York Times, Mr. Braun stated that Wallace had "rejected" Moore's February proposal that the two companies "meet to discuss a merger." This statement, as Mr. Braun knew and as the foregoing illustrates, was false and misleading because, among other things, it was Mr. Braun who had stated at the close of the March 14 telephone call that there was no point in meeting, and in any event a lunch meeting was scheduled for August 8. All of these facts were necessary to make the facts disclosed by Mr. Braun in The New York Times interview not misleading.

          41. In his July 30 interview with The Globe and Mail, Mr. Braun stated that, among other things, Wallace had "strengthened" its "poison pill" following the February discussions between Moore and Wallace. In fact, Mr. Braun was very familiar with Wallace's takeover defenses and knew that Wallace had not amended its stockholder rights plan after the February 1995 discussions. In fact, Wallace's stockholder rights plan has not been amended since its adoption in March 1990.

          42. On July 31, 1995, Mr. Braun continued his campaign of false and misleading disclosures to the press and to investors by holding a conference call to discuss Moore's and FRDK's tender offer with financial analysts covering the industry. During the call, Mr. Braun made various false and misleading statements of fact in connection with the tender offer.

          43. During the Braun conference call of July 31 with industry analysts, Mr. Braun falsely stated that Wallace, in rejecting any discussions over a possible business combination, had refused to specify any reasons. To the contrary, the true facts were that, as described in Paragraph 29 above, Mr. Cronin had informed Mr. Braun that Wallace was successfully pursuing its corporate strategy and saw no reason to depart from it. Moreover, Mr. Braun failed to disclose to the analysts that he and Moore had pledged in the March 14 discussion and on two other occasions only to pursue a friendly deal and that following Wallace's expression of no interest he had informed Wallace that the matter was closed -- all facts which are necessary to make the facts disclosed in the analysts' conference call not misleading.

          44. In the Braun conference call of July 31 with industry analysts, Mr. Braun continued his false and misleading campaign of media disclosures by again stating that Moore had tried to "get together" a number of times with Wallace since February without explaining that nearly all of these contacts involved his secretary calling Mr. Cronin's secretary to schedule a lunch -- all facts which are necessary to make the facts disclosed not misleading.

          45. In the Braun conference call of July 31 with industry analysts, Mr. Braun also twice repeated his false statement, made previously in The Globe and Mail interview, that Wallace, following the earlier discussions, had "strengthened their position on poison pills" and "strengthened their arsenal of poison pills." In fact, as heretofore set forth above, Mr. Braun was very familiar with Wallace's takeover defenses and knew that Wallace has not amended its stockholder rights plan in response to Moore's overtures.

          46. In the Braun conference call of July 31 with industry analysts, Mr. Braun also falsely stated that antitrust concerns are not "a problem" or "big issue" which would prevent consummation of the proposed tender offer. As described more fully above in Paragraphs 11-20, there are basic material facts concerning relevant markets which give rise to antitrust issues concerning the tender offer. On information and belief, Mr. Braun, Moore and FRDK were aware of the basic facts relating to these antitrust issues. The relative positions of Wallace and Moore and other market conditions in the industry are so obvious that the probable antitrust violation was clearly apparent to Moore, FRDK and Mr. Braun at the time of the offer. Failure to disclose these basic material facts and the antitrust issues they create, is false and misleading.

          47. On July 31, Moore, FRDK and Mr. Braun caused to be filed the Complaint in this action against Wallace and its Board of Directors. The Complaint contains false and misleading statements of fact made in connection with the tender offer and proxy solicitation. The Complaint is attached to the
Schedule 14D-1 and, as a result, its content was widely disseminated in the media by Moore and FRDK. The false statements of fact in the Complaint serve to reinforce the false and misleading statements made in the media campaign launched in Mr. Braun's interviews with The Wall Street Journal, The New York Times, The Globe and Mail and in Mr. Braun's conference call with financial analysts covering the industry.

          48. The Complaint states that "in February 1995, Moore attempted to initiate discussions with Wallace regarding a possible business combination between Moore and Wallace." PARA 38. The Complaint then alleges that Mr. Cronin informed Mr. Braun in response that "Wallace's Board of Directors had considered Moore's proposal, was not interested in any such combination and would not pursue the matter further." ID. The Complaint then falsely states that "all efforts by Moore to engage in further discussions with Wallace concerning a possible business combination with Moore since that time have been rebuffed by Wallace."

          49. In fact, on the date the Complaint was filed, Mr. Braun was scheduled to have lunch with Mr. Cronin on August 8. The Complaint also failed to disclose the following facts: (1) that Moore had pledged in the March 1995 discussion and on two other occasions only to proceed on a friendly basis; (2) that following Wallace's lack of interest, Moore had stated that the matter was closed; (3) that almost all of the subsequent contacts between the parties consisted of Mr. Braun's secretary calling Mr. Cronin's secretary to set up a lunch; and (4) that Mr. Braun, at the last minute, failed to show up for a small industry meeting of CEOs where he could have had private discussions with Mr. Cronin on any appropriate subject -- all facts which under the circumstances were necessary to make the statements set forth therein and elsewhere concerning the February and March discussions and subsequent contacts not misleading.

          50. The Complaint also falsely states that "Wallace's Board of Directors has taken specific steps since Moore's initial approach in February 1995 to create additional obstacles to a merger." In fact, as set forth above, Moore, FRDK and Mr. Braun are very familiar with Wallace's takeover defenses and know very well that no actions taken since February 1995 present any "obstacle" to a merger.

          51. The Complaint states that the first "obstacle" is a Wallace bylaw amendment that merely increased the time prior to a stockholder meeting for submitting stockholder proposals. This amendment presents no "obstacle" to a merger.

          52. The Complaint states that the second "obstacle" is the employment contract between Wallace and Mr. Cronin. This characterization of Mr. Cronin's employment agreement is false and misleading in that Moore, FRDK and Mr. Braun affirmatively represented in the Schedule 14D-1 and in other communications that they had the highest respect for Mr. Cronin and intended him to stay with the Company. Under these circumstances, Mr. Cronin's contract is no "obstacle" to Moore's offer whatsoever.

          53. The Complaint further falsely alleges that the members of Wallace's Board of Directors "will" violate their fiduciary duties in considering Moore's and FRDK's offer. The statement that Wallace's directors "will" violate the fiduciary duties is false and has no reasonable basis in fact. At the time the Complaint was filed, the Board had not even received a
Schedule 14D-1 from Moore or FRDK. Moreover, the assumption that Wallace's Board of Directors, including management members, will violate their fiduciary obligations to stockholders is flatly inconsistent with Moore's statement in the letter dated July 30, 1995 from Mr. Braun to Mr. Cronin that "We have the highest regard for you and your management team," and inconsistent with Moore's and FRDK's pledge in its Schedule 14D-1 to "retain the Company's management team" after a merger and assign it "significant responsibility" for the combined businesses of Moore and Wallace.

          54. On or about August 2, 1995, Moore, FRDK and Mr. Braun caused to be filed, with the Securities and Exchange Commission ("SEC"), a Schedule 14D-1 in connection with the tender offer.


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

          55. Like the false and misleading statements previously made to the financial media and industry analysts, the Schedule 14D-1 is misleading concerning the character and significance of the prior contacts between Moore and Wallace. A copy of the prior contacts section of the Schedule 14D-1 is attached hereto as Exhibit 2. The Schedule 14D-1 is misleading in that it fails to disclose (1) that Moore representatives, including Mr. Braun, had pledged at least three times to Wallace representatives that Moore was only interested in a friendly deal, and (2) that when Mr. Braun was informed that Wallace had no interest in diverting from its business plan, Mr. Braun had stated to Mr. Cronin that the matter was closed. Disclosure of all these facts is necessary to make the statements made in the Schedule 14D-1 concerning prior contacts between the parties not misleading. Moore, FRDK and Mr. Braun never disclose in the
Schedule 14D-1 or elsewhere what facts changed between March 1995 when Moore pledged three times only to pursue a friendly deal and stated that the matter was closed, and August 1995 when Mr. Braun caused Moore and FRDK to launch the hostile tender offer.

          56. Like the false and misleading statements previously made to financial industry analysts, the Schedule 14D-1 fails to disclose basic material facts relating to the antitrust issues described more fully above in Paragraphs 11-20. On information and belief, Mr. Braun, Moore and FRDK were aware of the basic facts relating to these antitrust issues. The section of the Schedule 14D-1 discussing issues arising under the antitrust laws is attached as Exhibit 3 hereto. The failure to disclose the basic facts relating to the antitrust issues violate applicable SEC rules and regulations and render the statements made in the Schedule 14D-1 materially false and misleading.

WALLACE'S BOARD OF DIRECTORS CAREFULLY CONSIDERS AND
RECOMMENDS REJECTION OF MOORE'S OFFER

          57. Wallace's Board of Directors held a meeting on August 1, 1995 to consider the July 30, 1995 public announcement by Moore of its intent to commence the tender offer and held meetings on August 11 and 14, 1995 to consider the tender offer. At each meeting the Board of Directors carefully considered Wallace's business, financial condition and prospects, and the terms and conditions of the offer (or in the case of the August 1 meeting, of the proposed offer).

          58. At the August 14 meeting, Wallace's Board of Directors unanimously concluded that Moore and FRDK's $56 offer is inadequate and not in the best interests of the company and its stockholders and that, in light of Wallace's future prospects, the interests of the stockholders will be best served by Wallace remaining an independent entity. Accordingly, the board unanimously recommended that Wallace's stockholders reject the offer and not tender their shares pursuant to the offer.

          59. In reaching the conclusions referred to in the previous paragraph, the Board of Directors took into account numerous factors, including but not limited to the following:

          (a) The Board's familiarity with Wallace's business, financial condition, prospects and current business strategy, the nature of the business in which the company operates and the Board's belief that the $56 offer does not reflect the long-term values inherent in the company.

          (b) The opinion of Wallace's management as to the company's prospects for future growth and profitability, based on its knowledge of Wallace's businesses, its views as to the long-term strategic plan, the various strategic initiatives which have been implemented over the past several years, and the acquisition and other opportunities that will be available in the future, its assessment of certain new products in various stages of development and its opinion concerning Wallace's financial condition and current conditions in the businesses in which it operates.

          (c) The opinion of Goldman Sachs, Wallace's financial advisor, after reviewing with the Board of Directors many of the factors referred to herein and other financial criteria used in assessing an offer, that Moore and FRDK's $56 offer is inadequate.

          (d) Certain legal issues raised by the offer under the antitrust laws of the United States.

          (e) The numerous conditions to which the offer is subject.

          (f) The disruptive effect consummation of the offer could have on Wallace's employees, suppliers, customers and the communities where the company operates.

          60. On August 15, 1995, Wallace announced the recommendation of its Board of Directors that the offer be rejected by the company's stockholders and, at the same time, announced record earnings for the year ended July 31, 1995.

MOORE AND FRDK SEEK TO REPLACE WALLACE'S BOARD OF DIRECTORS
WITH DIRECTORS WHO WILL ACCEPT THEIR $56 OFFER

          61. On September 12, 1995 Moore and FRDK filed a preliminary Schedule 14A Proxy Statement with the SEC. At the same time, Moore and FRDK filed with the SEC and widely disseminated a letter from Mr. Braun to Wallace stockholders. Mr. Braun's letter furthered the false and misleading media campaign in connection with the tender offer and the solicitation of proxies for the annual meeting. A copy of this letter is attached as Exhibit 4 hereto.

          62. The Braun letter of September 12 falsely states that the $56 offer "reflects Wallace's current performance and future performance" and that if it is withdrawn "Wallace's stock price will plummet toward its pre-offer level in the low $40s." These statements have no reasonable basis in fact and are false, misleading and coercive of Wallace stockholders. Mr. Braun's letter fails to disclose that Wallace's record earnings for the year ended July 31, 1995 were announced on August 15, 1995, after Moore's offer was made, and that those earnings were not anticipated by Moore, facts necessary to make the statements made not misleading. Moreover, Mr. Braun's and Moore's predictions of Wallace's future market value flagrantly violates SEC Rule 14a-9 which prohibits such predictions in proxy solicitations. Such statements are inherently speculative and misleading, especially when, as here, they have no reasonable basis in fact and/or fail to disclose any factual basis for the predictions. Such facts are material and necessary to make the statements made not misleading.

          63. The Braun letter of September 12 also states that the $56 offer represents "an 84% premium over the share price on February 24, 1995, when we first wrote Wallace regarding a business combination." This statement falsely states that there is some continuity or relation between the current offer and the earlier contacts. This statement is false and misleading in that it fails to disclose fully the nature and character of the February discussions as well as Wallace's financial performance since February. As described more fully above, in the February discussions, Moore representatives, including Mr. Braun, stated that Moore was only interested in a friendly transaction, Moore and Mr. Braun made no specific proposals, and Mr. Braun stated at the conclusion of those discussions that the matter was closed. All of these facts are material and necessary to make the statement made not misleading.

          64. The Braun letter of September 12 also reiterates previous false and misleading statements to the effect that Wallace's bylaw amendment relating to stockholder proposals at the annual meeting and recent changes in certain severance arrangements, including Mr. Cronin's employment agreement, "deny" Wallace's stockholders the right to accept Moore's offer and are designed to "enrich" and "entrench" Wallace's management and Board of Directors. As described in paragraphs 50 through 52 above, none of these actions present any obstacle to Moore's offer. Moreover, it is highly improper and unlawful under SEC 14a-9 for Moore and Mr. Braun to impugn the integrity of Wallace's management and Board of Directors. Moreover, it is misleading to characterize these plans without also disclosing its continuing intention to retain Wallace management in the proposed new entity and without also disclosing the value that Moore executives would receive under Moore's severance arrangements under comparable circumstances. All of these facts are material and necessary to make the statements made not misleading.

MOORE, FRDK AND MR. BRAUN HAVE VIOLATED SECTIONS 14(d) AND
14(e) OF THE SECURITIES EXCHANGE ACT AND SEC RULES AND REGULATIONS

          65. Section 14(d)(1) of the Securities Exchange Act provides in pertinent part that:

          "It shall be unlawful for any person, directly or indirectly, by use of the mails or by any means or instrumentalities of interstate commerce or of any facility of a national securities exchange or otherwise, to make a tender offer for, or a request or invitation for tenders of, any class of any equity security . . . unless at the time copies of the offer or request or invitation are first published or sent or given to security holders, such person has filed with the [SEC] a statement [on Schedule 14D-1 containing the required information]."

          66. The disclosure requirements for tender offers generally are governed by Rule 14d-6 which dictates the contents of "tender offer materials." Tender offer materials are defined in Rule 14D-1(b)(5) to include "all the material terms and conditions of the tender offer."

          67.  Item 10(f) of Schedule 14D-1 promulgated by the SEC pursuant to
Section 14(d) provides in pertinent part that an offeror must disclose in its offer to purchase:

          "Such additional material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading."

          68. Section 14(e) of the Securities Exchange Act provides in part as follows:

          "It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer."

          69. These and other provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder by the SEC are designed to provide stockholders with all material information necessary to make informed investment decisions when faced with a tender offer and to prevent the manipulation of the market by tender offerors.

          70. The false and misleading media campaign conducted by Mr. Braun and other corporate representatives on behalf of Moore and FRDK, as well as the offer to purchase, and proxy solicitation materials, described more fully above, violate Sections 14(d) and 14(e) of the Securities Exchange Act, and the rules and regulations promulgated thereunder by the SEC, in that they contain materially false, deceptive, manipulative and misleading statements in that, among other things, Moore, FRDK and Mr. Braun falsely state, conceal and fail to disclose material facts necessary to make the facts disclosed not misleading as described more particularly above.

          71. All of the false, deceptive, manipulative and misleading statements and the information and facts omitted as set forth above are material to each and every Wallace stockholder in deciding whether or not to tender their shares to Moore at the inadequate price of $56 per share.

          72. The false and misleading statements of fact more specifically described above were each made by Mr. Braun, Moore and FRDK with knowledge of and/or with reckless disregard for their falsity.

          73. By reason of the foregoing, defendants Mr. Braun, Moore and FRDK have violated and are continuing to violate Sections 14(d) and 14(e) of the Securities Exchange Act and the rules and regulations promulgated thereunder by the SEC.

          74. Unless the injunctive relief sought under this claim is granted, Wallace and its stockholders will be irreparably harmed in that Moore and FRDK will continue to seek control of Wallace without providing Wallace's shareholders the information necessary to make an informed decision regarding the disposition of their shares.

          75.  Wallace has no adequate remedy at law.

                                   COUNT THREE

                          VIOLATIONS OF THE SECURITIES
                       LAWS RELATING TO PROXY SOLICITATION

          76. Wallace repeats and realleges its allegations in paragraphs 1 - 75 as if set forth fully herein.

MOORE, FRDK AND MR. BRAUN HAVE VIOLATED SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT AND SEC RULE 14a-9

          77. Section 14(a) of the Securities Exchange Act provides in pertinent part that:

          "It shall be unlawful for any person . . . in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security."

          78.  SEC Rule 14a-9(a) provides that:

          "No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading."

          79. These and other provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder by the SEC are designed to provide stockholders with all material information necessary to make informed investment decisions when faced with a proxy solicitation and to prevent the manipulation of the market during proxy contests.

          80. The false and misleading media campaign orchestrated by Mr. Braun and other corporate representatives on behalf of Moore and FRDK, the offer to purchase, and proxy solicitation materials described more fully above, violate
Section 14(a) of the Securities Exchange Act, SEC Rule 14a-9 and the other rules and regulations promulgated thereunder by the SEC, in that they contain materially false, deceptive, manipulative and misleading statements in that, among other things, Mr. Braun, Moore and FRDK falsely state, conceal and fail to disclose material facts necessary to make the facts disclosed not misleading as described more particularly above.

          81. Mr. Braun, Moore and FRDK have attempted to coerce Wallace's stockholders by making false, improper and unlawful predictions of Wallace's future market value and by falsely impugning Wallace's management in flagrant
violation of SEC Rule        14a-9.  The official note following SEC Rule 14a-9
states in pertinent part that:

          "The following are some examples of what, depending upon particular facts and circumstances, may be misleading within the meaning of this section:

          (a) Predictions as to specific future market values.

          (b) Material which directly or indirectly impugns character, integrity or personal reputation, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation."

          82. All of the false, deceptive, manipulative and misleading statements and the information and facts omitted as set forth above are material to each Wallace stockholder in deciding how to respond to Moore's and FRDK's proxy solicitation in connection with Wallace's annual meeting.

          83. The false and misleading statements of fact more specifically described above were each made with knowledge of and/or with reckless disregard for their falsity.

          84. By reason of the foregoing, defendants Mr. Braun, Moore and FRDK have violated and are continuing to violate Section 14(a) of the Exchange Act, SEC Rule 14a-9 and the rules and regulations promulgated thereunder by the SEC.

          85. Unless the injunctive relief sought under this claim is granted, Wallace and its stockholders will be irreparably harmed because Mr. Braun, Moore and FRDK will continue to seek proxies for Wallace's annual meeting without providing Wallace's stockholders the information necessary to make an informed decision concerning the issues raised in the solicitation.

          86.  Wallace has no adequate remedy at law.

                                     RELIEF

          WHEREFORE, Wallace demands judgment against Mr. Braun, Moore and FRDK, and respectfully prays that this Court enter orders as follows:

               (a) Declaring that the tender offer for the outstanding voting securities of Wallace, if consummated, would violate Section 7 of the Clayton Act, 15 U.S.C. Section 18;

               (b) Preliminarily and permanently enjoining Moore and FRDK from acquiring any voting securities of Wallace;

               (c) Awarding to Wallace its cost of suit, including a reasonable attorney's fee, as provided by Section 16 of the Clayton Act, 15 U.S.C.
     Section 26;

               (d) Declaring that Mr. Braun, Moore and FRDK have violated Sections 14(d) and 14(e) of the Securities Exchange Act and the rules and regulations promulgated thereunder and that any solicitation or purchase of Wallace's common stock pursuant to the offer to purchase is unlawful;

               (e)  Declaring that Mr. Braun, Moore and FRDK have violated
     Section 14(a) of the Securities Exchange Act and SEC rules and regulations promulgated thereunder, including SEC Rule 14a-9, and that any proxies solicited by Mr. Braun, Moore or FRDK be declared unlawful and void;

               (f) Preliminarily and permanently enjoining Mr. Braun, Moore and FRDK and their subsidiaries, directors, officers, representatives, agents, servants and employees, and all other persons in active concert or participation with them to make appropriate corrective disclosures and to prohibit them from soliciting, acquiring or attempting to acquire in any manner any shares of Wallace stock, any right to acquire such shares, or any proxies from Wallace stockholders unless and until 60 days after they have fully complied with the Exchange Act;

               (g) Awarding Wallace the costs and disbursements of this action together with reasonable attorneys' fees; and


               (h) Awarding such other and further relief as the Court deems just and proper.

Dated:  September 25, 1995


                                   _________________________

                                   One of the Attorneys for
                                   Defendants


Of Counsel:

Walter C. Carlson
William H. Baumgartner, Jr.
Richard B. Kapnick
Brandon D. Lawniczak
Linda T. Ieleja
SIDLEY & AUSTIN
One First National Plaza
Chicago, Illinois  60603
(312) 853-7000


Michael D. Goldman
Stephen C. Norman
Michael A. Pittenger
POTTER, ANDERSON & CORROON
902 Market Street
P.O. Box 951
Wilmington, Delaware  19899